EXHIBIT 10.3
June 28, 2005
FINANCING AGREEMENT
BETWEEN
TEXAS MEXICAN RAILWAY COMPANY
AND
The UNITED STATES OF AMERICA, represented by the SECRETARY OF
TRANSPORTATION acting through ADMINISTRATOR of the
FEDERAL RAILROAD ADMINISTRATION

- i -

EXHIBITS
Exhibit A            Application
Exhibit B            Project Description
Exhibit C            Sample Note

- ii -

FINANCING AGREEMENT
     THIS AGREEMENT is made and entered into on this ___day of June, 2005, in Washington, D.C., by and between the UNITED STATES OF AMERICA, represented by the SECRETARY OF TRANSPORTATION acting through Administrator of the FEDERAL RAILROAD ADMINISTRATION (“Administrator” or “Lender”), and TEXAS MEXICAN RAILWAY COMPANY, a corporation organized and existing under the laws of Texas (“Borrower”).
RECITALS
     WHEREAS, the Secretary is authorized, pursuant to the Act, to provide financial assistance for purposes consistent with the Act as may be approved by the Secretary and the Secretary has duly delegated the Secretary’s authority under the Act to Administrator;
     WHEREAS, under the Act, Borrower has submitted the Application to Administrator requesting loans in the aggregate amount of Fifty Million Dollars ($50,000,000) for the Project, as described in Exhibit B hereto;
     WHEREAS, Allowable Costs of the Project as detailed in Exhibit B are to be funded by Administrator through the purchase from Borrower of one or more Notes, a specimen copy of which is attached hereto as Exhibit C, each bearing interest at a rate of 4.29 percent per annum, with a maximum aggregate principal amount of Fifty Million Dollars ($50,000,000) due and payable in full twenty-five (25) years after the date of the first Note issued hereunder;
     WHEREAS, Borrower has executed and delivered to Administrator a Deed of Trust, Security Agreement and Fixture Filing to secure the Indebtedness (as defined below);
     WHEREAS, Mexrail, Inc., a Delaware corporation (“Mexrail”), the owner of all the capital stock of Borrower has executed and delivered to Administrator a limited Guaranty of the Indebtedness (the “Guaranty”) and a Pledge Agreement (the “Pledge Agreement”) securing such Guaranty; and
     WHEREAS, Administrator is willing to execute this Agreement and provide loans pursuant to the Act in accordance with the terms and conditions hereof.
     NOW, THEREFORE, in consideration of the premises and the mutual undertakings hereinafter set forth, the parties hereto agree as follows:
ARTICLE I
TERM
     Section 1.1. Definitions.
          (a) “Act” means Title V of the Railroad Revitalization and Regulatory Reform Act of 1976, as amended, 45 U.S.C. 821 et seq.

          (b) “Affiliate” means with respect to any entity (i) any entity that directly or indirectly controls such entity, (ii) any entity which is controlled by or is under common control with such controlling entity, (iii) each of such entity’s officers or directors (or persons functioning in substantially similar roles) and the spouses, parents, descendants and siblings of such officers, directors or other persons. For purposes hereof, the term “entity” shall include natural persons.
          (c) “Allowable Costs” means those costs associated with the Project, as defined in Exhibit B, which may be paid with funds made available under this Agreement.
          (d) “Administrator” means Administrator of the Federal Railroad Administration or Administrator’s designee.
          (e) “Application” means the application that Borrower submitted to Administrator to support Borrower’s loan request, including all exhibits and attachments and supplementary materials, which is attached hereto as Exhibit A.
          (f) “Business” means the following business conducted by Borrower: railroad transportation freight;
          (g) “Change in Control” means any person or group of persons (within the meaning of Section 13(d) of the Securities Exchange Act of 1934, as amended), obtaining ownership or control in one or more series of transactions of more than 50% of the outstanding shares of common stock of Borrower.
          (h) “Deed of Trust” shall mean the Deed of Trust, Security Agreement and Fixture Filing entered into by Borrower in favor of Administrator, dated the date hereof, pursuant to which Borrower has, subject to the terms thereof, mortgaged the real properties and granted a security interest in the assets described therein as security for the Indebtedness.
          (i) “Event of Default” shall have the meaning assigned in Section 6.1.
          (j) “Fixed Charge Coverage Ratio” means the ratio of earnings before interest, cash taxes, depreciation, and capital leases to total current income taxes, total debt service including current principal and interest and operating lese payments.
          (k) “Holder” means any entity to which Administrator transfers the Indebtedness or a subsequent transferee of the Indebtedness.
          (l) “Indebtedness” means the obligations of Borrower as of the date hereof, or which may arise hereafter, to Administrator under this Agreement, the Note or the Notes, the Deed of Trust, and any other documents contemplated by or entered into in connection with the transaction described in this Agreement.
          (m) “Loan Amortization Schedule” means each Loan Amortization Schedule attached as Appendix One to a Note delivered pursuant to Section 2.1, as adjusted from time to time in accordance with the provisions of Section 2.3.

          (n) “Maximum Aggregate Principal Amount” means the maximum total principal amount of the Notes, not to exceed Fifty Million Dollars ($50,000,000).
          (o) “Mortgaged Property” means that property of Borrower pledged to Administrator under the Deed of Trust.
          (p) “Note” or “Notes” mean a note or notes in the form of note attached hereto as Exhibit C, issued by Borrower pursuant to this Agreement to evidence each disbursement of the funds by Administrator to pay for Allowable Costs, which may be replaced by a Final Note for the full amount of such disbursements after all such disbursements have been made.
          (q) “Officer” means the Chairman, the Chief Executive Officer, any Vice Chairman, the President, the Treasurer and the Secretary of Borrower.
          (r) “Outstanding Loan Balance” means the aggregate principal amount drawn by the Borrower and then outstanding, as determined in accordance with Section 2.3.
          (s) “Project” means the project as defined in Exhibit B.
          (t) “Rail Line” means that segment of Borrower’s railroad which is part of the Project, as described in more detail in Exhibit B.
          (u) “Secretary” means the Secretary of the Department of Transportation.
     Section 1.2. Interpretation.
     Unless the context shall otherwise require, the words “hereto”, “herein”, “hereof’ and other words of similar import refer to this Agreement as a whole. Words of the masculine gender shall be deemed and construed to include correlative words of the feminine and neuter genders and vice versa. Words importing the singular number shall include the plural number and vice versa unless the context shall otherwise require. Unless the context shall otherwise require, references to sections, subsections and provisions are to the applicable sections, subsections and provisions of this Agreement. The headings or titles of this Agreement and its sections, schedules or exhibits, as well as any table of contents, are for convenience of reference only and shall not define or limit its provisions. Unless the context shall otherwise require, all references to any resolution, contract, agreement or other document shall be deemed to include any amendments to, or modifications or restatements of, such documents that are approved in accordance with the terms thereof and hereof. Every request, order, demand, application, appointment, notice, statement, certificate, consent or similar communication or action hereunder by any party shall, unless otherwise specifically provided, be delivered in writing in accordance with Section 7.5 and signed by a duly authorized representative of such party.
     Section 1.3. Term.
     This Agreement shall terminate upon the satisfaction of all the Indebtedness in accordance with the provisions hereof and thereof.

ARTICLE II
ISSUANCE OF NOTES
     Section 2.1. Issuance of Notes.
          (a) Borrower hereby agrees to issue and sell to Administrator and, subject to the provisions of the Act and this Agreement, Administrator agrees to purchase and receive from Borrower, Notes in the aggregate principal amount not exceeding the Maximum Aggregate Principal Amount, said amount constituting the maximum aggregate consideration. Each Note shall bear interest at a rate of 4.29 percent per annum, such interest and principal to be paid in equal quarterly payments on March 15, June 15, September 15 and December 15 of each year until the Note is paid in full. The first payment of a Note shall be due on the first such date after the issue date of such Note, and the last payment shall be due on the date twenty-five (25) years after the earliest issue date of any Note issued hereunder; provided that the initial payment of the Note shall be in an amount equal only to interest accrued on the Note since the issue date, and provided further that each payment thereafter shall be in an amount equal to principal payable on the date of such payment in accordance with the Loan Amortization Schedule for such Note plus interest accrued thereon and each such payment shall be applied first to pay the interest having accrued on the Note and then to principal. The Note may be prepaid in part or in full prior to the payment date without penalty.
          (b) The total Allowable Costs to be funded by Administrator, for the performance of the Project shall be not more than the Maximum Aggregate Principal Amount.
          (c) Borrower will deliver the Notes to Administrator in Washington, D.C.
          (d) After the last Note is issued, at Administrator’s request, all the Notes issued hereunder will be replaced by a Final Note with a principal amount equal to the aggregate outstanding Loan Amount Balance of all the individual outstanding Notes. Such a final Note shall bear interest at a rate equal to the interest rate on each Note, such interest and principal to be paid in equal quarterly payments on March 15, June 15, September 15, and December 15 of each year until the final Note is paid in full. The first payment of the Final Note shall be due on the first such date after its issue, and the last payment shall be due on the date twenty-five (25) years after the earliest issue date of any Note.
     Section 2.2. Disbursement Conditions.
     Proceeds of the Notes shall be disbursed solely to pay directly for, or to reimburse Borrower for its prior payment of, Allowable Costs incurred in connection with the Project. Such disbursements shall be made pursuant to requisitions in the form set forth in Appendix One to Exhibit B submitted by Borrower to, and approved by, Lender, all in accordance with the procedures set forth in Exhibit B.
     In no event shall disbursements be made more than once each month, nor shall at the time of any disbursement the sum of all prior disbursements proceeds and the disbursement then to be made exceed the cumulative disbursements through the end of the then-current year set forth in the Anticipated Secured Loan Disbursement Schedule contained in Exhibit B, as the same may be amended from time to time pursuant to Section 7.13.
     Section 2.3. Outstanding Loan Balance.
     The Outstanding Loan Balance of each loan shall be as set forth on the Loan Amortization Schedule originally delivered with the Note corresponding to and evidencing such loan. Such Outstanding Loan Balance will be recalculated as of each date on which principal with respect to such Note is prepaid by Borrower in accordance with Section 2.5
     Any Lender’s recalculation of an Outstanding Loan Balance shall be deemed conclusive absent manifest error. Upon any recalculation of an Outstanding Loan Balance, Lender shall make applicable revisions to the related Loan Amortization Schedule and provide Borrower with a copy of such revised Loan Amortization Schedule. Revisions to a Loan Amortization Schedule as a result of partial prepayments of principal of the related Note shall be made by applying such prepayments in the inverse order of maturity, such that the latest principal installment or installments of the related Loan Amortization Schedule are thereby satisfied in whole or in part.
     Section 2.4. Repayment.
     Borrower shall repay the Outstanding Loan Balance plus all interest which shall have accrued as set forth in the related Loan Amortization Schedule; provided, however, that in the event that any portion of the principal amount of a Note is prepaid in accordance with Section 2.5, the Borrower shall thereafter make payments in accordance with the new Loan Amortization Schedule, as revised pursuant to Section 2.3 to reflect such reduced principal amount after the prepayments. Payments under this Agreement and a Note shall be made on or before each payment date specified in such Note, by wire transfer in immediately available funds in accordance with payment instructions to be provided by Lender.
     Section 2.5. Prepayment.
     Borrower may prepay any Note in whole or in part (and, if in part, the principal installments and amounts thereof to be prepaid shall be determined by Borrower except prepayments required by Section 4.4), at any time or from time to time, without penalty or premium, by paying to Lender such principal amount of the Note to be prepaid, together with the unpaid interest accrued on the amount of principal so prepaid to the date of such prepayment. Each prepayment shall be specified by Borrower in a written notice delivered to Lender not less than ten (10) days prior to the date set for prepayment.
     All such partial prepayments of principal shall be applied to future installments due on such Note in the inverse order of maturity, such that the latest principal installment or installments of the pre-existing Loan Amortization Schedule are thereby satisfied in whole or in part.
     Section 2.6. Transfer and Related Representations.
          (a) The United States represents that it is acquiring the Notes not with a view to, or in connection with, any distribution thereof. The Notes have not been registered under the

Securities Act of 1933, as amended, or any other State or Federal securities laws. All Holders of the Notes at any time acknowledge that they may be restricted in the resale, transfer or other disposition of such Notes by Federal or state statutes or rules and regulations thereunder. Borrower shall have no obligation to pay for any steps which might be necessary to accomplish a transfer of Notes under such laws. However, upon the request of any Holder, Borrower shall, within a reasonable amount of time, make available adequate current public information concerning Borrower, to enable any such Holder to sell a Note or the Notes in compliance with any such Federal or state statutes or rules and regulations thereunder, whether or not a Note or the Notes are in fact to be offered for sale.
          (b) Before transferring any Note, each and every Holder of the Note shall give written notice to Borrower of such Holder’s intention to so transfer, describing briefly the manner of such proposed transfer.
     Section 2.7. Obligations Surviving Transfer.
     In the event that Administrator shall transfer the entire amount of, or any part of, one or more of the Notes to another Holder or Holders:
          (a) The following shall remain obligations of Borrower to Administrator, and shall not be obligations to any other Holder or Holders, pursuant to this Agreement until the termination of this Agreement, unless sooner terminated by Administrator:
               (1) Section 2.7; and
               (2) Sections 4.5 and 4.10.
          (b) The rights and remedies under this Section shall be solely those of Administrator. Nothing contained in this Section shall confer upon any Holder or Holders, other than Administrator, any rights or remedies under this Section or the right to enforce any of said rights or remedies under this Agreement.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF BORROWER
     Borrower hereby makes the following representations and warranties to Administrator:
     Section 3.1. Organization and Good Standing.
          (a) Borrower is duly organized and in good standing under the laws of the State of Texas, has full legal right, power and authority to enter into this Agreement, to issue the Notes and to carry out and consummate all transactions contemplated by this Agreement and has duly authorized the execution, delivery and performance of this Agreement and the Notes.
          (b) The officers of Borrower executing this Agreement and the Notes are duly and properly in office and fully authorized to execute the same on behalf of Borrower.

          (c) Borrower has full power and authority to own, lease, hold, and operate its property, and to conduct its business (as now operated and conducted or presently proposed to be operated and conducted) in conformity with all applicable Federal, state, and local laws, statutes, and regulations. No new or additional authorization from any governmental agency or body is required to permit Borrower to operate its business as now conducted or presently proposed to be conducted.
     Section 3.2. Validity of Agreement.
     Borrower represents that in connection with its execution, delivery and performance of this Agreement, the Deed of Trust, any other document executed by Borrower in connection with the transaction contemplated herein, and the issuance, sale and delivery of the Notes:
          (a) have been duly authorized by all necessary corporate action and applicable governmental authority;
          (b) do not conflict with, violate, or contravene any rights of shareholders or creditors of Borrower, any statute, law, rule, regulation, order, writ, injunction or decree or other order of any court or governmental authority, or any mortgage, lien, lease or agreement of Borrower, nor is Borrower subject to any provision of any constitution, statute, regulation, Borrower’s articles or certificate of incorporation and by-laws, mortgage, lien, lease, agreement, order, judgment or decree, or any other restriction of any kind or character, which would prevent Borrower from executing and performing the obligations of the Indebtedness;
          (c) will constitute valid and legally binding obligations of Borrower enforceable against Borrower in accordance therewith, except as enforceability may be affected by any applicable laws affecting creditors’ rights generally and the application of equitable principles.
          (d) no consent or approval of any trustee, holder of any indebtedness of Borrower or any other person, and no consent, permission, authorization, order or license of, or filing or registration with, any governmental entity is necessary in connection with the execution and delivery of this Agreement, the Notes or the Deed of Trust, the consummation of any transaction herein described, or the fulfillment of or compliance with the terms and conditions hereof, except as have been obtained or made and as are in full force and effect and except filing and/or recordation requirements imposed by this Agreement.
     Section 3.3. No Bankruptcy of Current Officers and Directors; No Felony Conviction or Securities Law Violation.
     For the period commencing ten (10) years prior to the date hereof and ending on the date hereof:
          (a) no current Officer or director of Borrower has been involved (either in his personal capacity or, to the knowledge of the Officers and directors of Borrower, in the capacity of a corporate officer, director or stockholder owning in excess of ten (10) percent of issued and outstanding shares of any class of such corporation’s stock) in a bankruptcy or similar type proceeding; and

          (b) no current Officer or director of Borrower has been convicted of a felony or violation of securities laws.
     Section 3.4. No Changes Since Most Recent Balance Sheet.
     The Borrower has kept and maintains its records of account, and will issue its financial statements, in accordance with generally accepted accounting principals consistently applied. There has been no significant change in the capital structure or the condition (financial, business, labor or otherwise) of Borrower, taken as a whole, since the most recent financial statements delivered to Administrator prior to the date hereof.
     Section 3.5. Distribution.
     As of the date hereof, no distributions to Borrower’s stockholders, as dividends or as other payments of profit, surplus or reserves, or of capital, are presently due or payable, nor have any been declared and remain unpaid.
     Section 3.6. Material Contracts, Judgments, Decrees, Obligations or Liabilities.
     Borrower is not a party or subject to any existing or contingent contract, agreement, debt, mortgage, indenture, instrument, judgment, decree, obligation or other liability (other than transactions in the ordinary course of business which do not, individually or in the aggregate, materially adversely affect the condition or operations of Borrower) which has a material adverse effect on the financial condition of Borrower, including asset values, business, labor or otherwise or operations of Borrower.
     Section 3.7. Litigation.
     There is no litigation, legal or administrative proceeding, investigation or other action of any nature pending, or to the knowledge of Borrower threatened against or affecting Borrower, which involves the reasonable probability of a judgment or liability not fully covered by insurance or which would materially adversely affect the assets of Borrower or Borrower’s ability or right to carry on its business as now conducted or presently proposed to be conducted, and Borrower has not been cited, enjoined, or in any way restricted by any local, state, or Federal court or agency in the conduct of any material aspect of its business.
     Section 3.8. Defaults Under Existing Agreements.
     Borrower is not:
          (a) in default under any written indenture, contract, mortgage, franchise, lease, agreement, permit, or any other instrument to which it is a party and which is, or may become, material to the Business as it is presently conducted;
          (b) in violation of any applicable law;
          (c) in default with respect to any judgment, order, writ, injunction or decree of any court; or

          (d) in default under or cited for noncompliance with any order, license, or regulation of any Federal, state, municipal or other government agency, which defaults, citations, violations or noncompliance individually or in the aggregate would have consequences which materially adversely affect the assets of Borrower or its right to carry on its business which it now conducts or presently proposes to conduct.
     Section 3.9. Completeness of Information.
     To the best of the knowledge and belief of Borrower, the information set forth in the Application, and all subsequent submissions to Administrator, is true and complete in all material respects as of the date of this Agreement.
     Section 3.10. Tax Returns.
     All Federal, state, and other tax returns and reports of Borrower required by law or regulation to be filed have been duly filed except those for which the filing date has been duly extended; and other governmental charges (other than those presently payable without penalty) imposed upon Borrower with respect to any of their properties, assets or income which are due and payable have been duly paid, except those governmental charges for which payment is being contested in good faith by Borrower.
     Section 3.11. Related Persons.
     No stockholder (owning in excess of ten (10) percent of the issued and outstanding shares of any class of Borrower’s stock), director, or Officer of Borrower, nor, to the knowledge of any such individual, any relative thereof (i.e., parent, spouse or child) (a) is retained or employed, directly or indirectly in a material position for, or is a director or officer of any supplier, customer (other than by bill of lading or transportation contract), contractor or any other entity with which Borrower does business, or which is financially involved with Borrower in any manner, other than Affiliates of Borrower; or (b) is a stockholder owning in excess of ten (10) percent of the issued and outstanding shares of any supplier, customer (other than by bill of lading or transportation contract), contractor or any other entity with which Borrower does business, or which is financially involved with Borrower in any manner, other than Affiliates of Borrower.
ARTICLE IV
AFFIRMATIVE COVENANTS OF BORROWER
     The Borrower hereby makes the following covenants to Administrator:
     Section 4.1. Further Documentation.
     Borrower shall execute and cause to be delivered to Administrator such other certificates, documents, statements, agreements, or opinions as may be reasonably requested by Administrator in furtherance of the transactions contemplated herein.

     Section 4.2. Use of Proceeds.
          (a) Borrower shall use the proceeds from the purchase of the Notes by Administrator solely to fund Allowable Costs in accordance with the terms of this Agreement and Exhibit B hereof.
          (b) Borrower shall complete the Project and perform each of the other obligations pertaining to the Indebtedness. Administrator shall be obligated to reimburse Borrower in the performance of the Project only for Allowable Costs and not for costs that are not Allowable Costs or for costs that are Allowable Costs but incurred in excess of the Maximum Aggregate Principal Amount.
     Section 4.3. Pay Taxes and Other Claims.
     Borrower shall file all Federal, state, and other tax returns and reports of Borrower required by law or regulation to be filed and pay and discharge or cause to be paid and discharged all taxes, assessments, fees and other governmental charges lawfully levied or imposed upon its property before the date on which penalties attach thereto. Borrower shall pay, when due all lawful claims for labor, materials, supplies, and rents, and pay all other debts and liabilities, any of which, if unpaid, would by law be a lien or charge upon its Mortgaged Properties; provided, that, nothing herein shall require any payment referred to in this Section 4.3 so long as (a) such nonpayment is in good faith and by appropriate proceedings being diligently contested, (b) a reserve as shall be required by generally accepted accounting principles shall have been made therefore; and (c) failure to pay when due would not result in the forfeiture or loss of property of Borrower having a material adverse effect on Borrower.
     Section 4.4. Maintenance of Insurance.
          (a) Borrower shall insure, or cause to be insured, its assets against claims for losses from fire, casualty, liability and property damage consistent with normal industry practice, or as part of an integrated system with its rail Affiliates. Borrower will promptly notify Administrator of any material change in its insurance coverage that departs from normal industry standards. In the event Borrower sustains a loss to all or any part of the Mortgaged Property and Borrower determines that it will not repair, rebuild or replace such damaged property, then any insurance proceeds received for such damage shall be paid to Administrator and applied as a prepayment to the Notes in accordance with Section 2.5.
          (b) Borrower shall not use the proceeds received from any third party including an insurance carrier (except for service interruption insurance) in partial or full satisfaction of any claim for damage or loss to the Mortgaged Property for any purpose other than the restoration or like replacement of the damaged or lost property which resulted in such claim or the satisfaction of other claims against Borrower arising from such claim or loss unless Borrower determines that such restoration, replacement or satisfaction is not in its best interest and such proceeds are paid to Administrator in accordance with Section 4.4(a), nor will it hereafter enter into any agreement which would provide for the disbursement of such insurance proceeds in a manner contrary to the provisions of this Section, without the prior written consent of Administrator.

     Section 4.5. Rehabilitation, Operation and Maintenance of Rail Properties.
          (a) Borrower shall complete the Project in accordance with Exhibit B hereto.
          (b) During the term of this Agreement, Borrower shall:
               (i) operate common or contract carrier rail services over the Rail Line; and
               (ii) maintain the Rail Line in accordance with the maintenance standards described in Exhibit B, except during periods of force majeure as defined therein.
     Section 4.6. Financial and Project Reports.
     Borrower shall at its own cost and expense continue to keep full, complete and current books and records of its business and financial affairs in accordance with generally accepted accounting principals consistently applied and:
          (a) deliver to Administrator as soon as practicable but in any event within one hundred and twenty (120) days after the end of each fiscal year:
               (i) a profit and loss statement, balance sheet, and statement of cash flows of Borrower as of the end of such calendar year, audited and certified (whether or not unqualified, except that it shall not be qualified as to scope) by Borrower’s independent certified public accounting firm, detailing the results of operations and financial condition;
               (ii) all Federal regulatory year-end financial statements filed by Borrower with any other Federal agency;
          (b) during the course of the Project, deliver to Administrator within twenty (20) days after the end of each month and within thirty (30) days after completion of the Project, a progress report of work completed and actual expenditures compared to the budgets contained in Exhibit B, in a form as prescribed by Administrator; and
          (c) deliver to Administrator within forty-five (45) days after the end of each quarter (other than the fourth quarter), financial statements, including balance sheet, income statement and statement of cash flows of Borrower.
     Section 4.7. Financial Test.
     Commencing with the first anniversary of the completion of the Project until the Indebtedness is paid, Borrower shall maintain a Fixed Charge Coverage Ratio of not less than 1.05 at the end of each fiscal quarter. The Fixed Charge Coverage Ratio shall be calculated each quarter and submitted to Administrator along with the quarterly financial statements required under Section 4.6 hereof.

     Section 4.8. Compliance with Applicable Laws.
     Borrower shall own and hold the Mortgaged Properties and conduct its business in conformity in all material respects with all Federal, state, and local laws, statutes, ordinances, regulations and orders of governmental authorities and all requirements of such foreign jurisdictions as may be applicable and will promptly comply with any such laws, statutes, ordinances, regulations and orders.
     The following list of Federal laws is illustrative of the type of requirements generally applicable to transportation projects. It is not intended to be exhaustive.
          (a) The Americans With Disabilities Act of 1990 and implementing regulations (42 U.S.C. 12101 et seq.; 28 C.F.R. Part 35; 29 C.F.R. Part 1630).
          (b) Title VI of the Civil Rights, Act of 1964, as amended (42 U.S.C. 2000d et seq.; 42 U.S.C. 5332) and United States Department of Transportation regulations, 49 C.F.R. Parts 21 and 23.
          (c) Section 504 of the Rehabilitation Act of 1973 (29 U.S.C. 794) and United States Department of Transportation regulations, 49 C.F.R. Part 27.
          (d) The Uniform Relocation Assistance and Real Property Acquisition Policies Act of 1970, as amended (42 U.S.C. 4601 et seq.), with the understanding that the requirements of said Act are not applicable with respect to utility relocations except with respect to acquisitions by Borrower of easements or other real property rights for the relocated facilities.
          (e) Equal Employment Opportunity requirements under Executive Order 11246 dated September 24, 1965 (30 F.R. 12319), any Executive Order amending such order, and implementing regulations (41 C.F.R. Part 60).
          (f) Restrictions governing the use of Federal appropriated funds for lobbying (31 U.S.C. 1352; 49 C.F.R. Part 20).
          (g) The Clean Air Act, as amended (42 U.S.C. 1857 et seq., as amended by Pub.L. 91-604).
          (h) The National Environmental Policy Act of 1969 (42 U.S.C. 4321 et seq.).
          (i) The Federal Water Pollution Control Act, as amended (33 U.S.C. 1251 et seq., as amended by Pub.L. 92-500).
          (j) The applicable requirements of 49 C.F.R. Part 26 relating to the Disadvantaged Business Enterprise program.
          (k) The environmental mitigation requirements and commitments made by Borrower that result in Lender’s approval of the Final Environmental Impact Statement (issued pursuant to 42 U.S.C. 4332(2)(C)), Environmental Assessment, or Categorical Exclusion Determination.

          (l) The Buy America requirements set forth in Section 165 of the Surface Transportation Assistance Act of 1982 and implementing regulations (23 C.F.R. 635.410).
          (m) The Endangered Species Act (16 U.S.C. 1531, et seq.)
     Section 4.9. Legal Process.
     Borrower shall promptly give written notice to Administrator of all legal proceedings materially and adversely relating to Borrower’s ability to perform the obligations in respect of the Indebtedness.
     Section 4.10. Information on Borrower’s Performance.
     On request of Administrator, Borrower shall furnish promptly to Administrator such information as may be reasonably necessary to determine whether (a) Borrower is fulfilling its warranties, covenants and agreements contained in this Agreement, or (b) an Event of Default has occurred under this Agreement.
     Section 4.11. Audit and Inspection Rights.
          (a) Borrower shall give representatives of Administrator and the Comptroller General of the United States free access at reasonable times during normal business hours and upon reasonable advance notice to examine and inspect all books, accounts, records, reports, files, inventories, and other papers and things and equipment, facilities and property relating to this Agreement (but, in respect of inspections of equipment, facilities and property, at their sole risk and expense and subject to reasonable security precautions). Such access shall be granted to the extent deemed necessary (as reasonably determined by such representatives) to facilitate any audit to determine compliance by Borrower with this Agreement, or to inspect any equipment or facilities relating to Borrower’s obligations under this Agreement.
          (b) Borrower agrees to cooperate with such representatives in connection with any audits and/or inspections pursuant to Section 4.11(a).
          (c) Such representatives shall have the right to discuss with the Officers of Borrower the business and affairs of Borrower, and Borrower shall use its best efforts to obtain for such representatives the right with respect to its contractors and subcontractors to discuss their business and affairs relating in any way to the Agreement and the Act.
     Section 4.12. Budgets.
     During the term of the Project, not more than sixty (60) days after the beginning of each fiscal year, Borrower shall prepare and submit to its Board of Directors, and obtain approval of the Board with respect thereto, capital and operating expense budgets (reporting separately maintenance of way, maintenance of equipment, transportation, and other expenses), annual profit and loss projections, a projected cash flow statement and a projected year-end balance sheet, all itemized in reasonable detail, for the calendar year. A copy of such documents, as approved by the Board, and any change in such documents as is required to be approved by the Board or its designee shall be provided to Administrator within thirty (30) days after such Board or designee approval and shall include, if available, a narrative statement reconciling the information furnished thereunder with Borrower’s obligations in respect of the Indebtedness.
     Section 4.13. Minutes of Meeting.
     Borrower shall provide Administrator copies of minutes, or portions thereof, of the meetings of its Board of Directors, or portions thereof, as they relate in any way to the Indebtedness, solely upon Administrator’s request therefore.
     Section 4.14. Notification of Events.
          (a) Borrower shall, within five (5) business days after Borrower learns of its occurrence, give Administrator notice of any Event of Default.
          (b) Borrower shall, within 5 business days after Borrower learns of its occurrence, give Administrator notice of any of the following events, setting forth details of such event:
               (1) Events of Default — any event which, given notice or the passage of time or both, would constitute an Event of Default by Borrower;
               (2) Litigation — the filing of any actual litigation, suit or action, or the delivery to Borrower of any written claim, which could reasonably be expected to have a material adverse effect upon the Project or its revenues and expenses, or upon Borrower or its performance hereunder or under the Notes; and
               (3) Other Adverse Events — the occurrence of any other event or condition which could reasonably be expected to have a material and adverse effect upon the Project or its revenues or expenses or upon Borrower or its performance hereunder or under the Notes.
          (c) Within 30 days after an event specified in subsection (a) above, Borrower shall provide a statement setting forth the actions Borrower proposes to take with respect thereto.
     Section 4.15. Employee Protection
     Borrower shall make fair and equitable arrangements, in accordance with 45 U.S.C. 836, to protect the interests of any employees not otherwise protected under Title V of the Regional Rail Reorganization Act of 1973 (45 U.S.C. 771 et seq.) who may be adversely affected by actions taken pursuant to, or as a consequence of, this Agreement.

ARTICLE V
NEGATIVE COVENANTS OF BORROWER
     As long as this Agreement remains in effect, Borrower shall not take any of the following actions without the prior written consent of Administrator:
     Section 5.1. Guarantees, Indebtedness.
     Borrower shall not incur, create, assume, guarantee or in any manner become liable for any indebtedness for borrowed money (not including accounts payable and interline payables) except (a) any indebtedness incurred simultaneously to and for the purpose of the repayment in full of the Indebtedness; (b) indebtedness in the ordinary course of its operations, which do not exceed $150,000,000, outstanding at any one time; or (c) indebtedness incurred in connection with the purchase of assets permitted under Section 5.3 of this Agreement.
     Section 5.2. Purchase of Investment Securities, Lending or Advancing Funds.
     Borrower shall not purchase investment securities other than (a) investment grade debt issuances of municipal, Federal or state agencies, (b) certificates of deposit of $1,000,000 or less in FDIC or FSLIC-insured financial institutions with less than $50 million in capitalization, (c) certificates of deposit or money market instruments with financial institutions with at least $50 million in capitalization, and (d) overnight investments of excess cash in checking accounts in financial institutions of more than $50 million in capitalization. In addition, Borrower shall not lend or advance any funds generated in the operation of the Business, to any person, corporation, firm or other entity, except in the ordinary course of business.
     Section 5.3. Purchase or Lease of Assets.
     Borrower shall not use any funds generated in the operation of the Business to purchase or lease any item of chattel asset, real estate or capital asset unless such asset will be used in the operation of the Business as presently conducted and is in the ordinary course of business which shall include, without limitation, the construction and/or reconstruction of tracks and other track-related material on Borrower’s right of way..
     Section 5.4. Deployment of Assets.
     Borrower shall not at any time appropriate, use or retain assets generated in the operation of the Business, for any purpose not directly related to the Business.
     Section 5.5. Prohibited Interest.
     Except as between Borrower and its Affiliates:
          (a) Borrower shall not, after the date of this Agreement, enter into any contract, subcontract, or arrangement in excess of $50,000 (other than for personal employment) in connection with the financing of, or the carrying out of, work to be performed under this Agreement in which any director or Officer of Borrower during his or her subsequent tenure or more recently than two years before the date of such contract (if his or her tenure is continuing) shall have or shall have had any personal interest, direct or indirect, in the other party to such contract, subcontract or arrangement unless such contract is entered into on a publicly advertised, sealed-bid basis, the recipient is the lowest qualified bidder on such basis, such Officer or director recuses himself or herself from further dealings with respect to such contract, subcontract or arrangement, and written records of the entire transactions are sufficient to satisfy Administrator upon inspection, except that Borrower may enter into transactions with any of its Affiliates; provided such transactions are undertaken at competitive rates.
          (b) Borrower shall not knowingly allow any contractor or subcontractor of Borrower to enter into any contract, subcontract, or other arrangement in excess of $50,000 (other than for personal employment) related to the Project if any of its Officers, directors, or any members of the immediate family or one of the foregoing has any material interest in the contract, subcontract or arrangement, unless the other party (or parties) to such contract, subcontract or arrangement is the lowest qualified bidder on a publicly advertised, sealed-bid basis and written records of the entire transaction are sufficient to satisfy Administrator upon inspection.
          (c) Borrower shall not allow any member of or delegate to Congress to share any benefit that may arise from this Agreement; but this provision shall not restrict the making of any contract with a publicly held entity for the general benefit of such entity.
          (d) Borrower shall not pay any full-time employee of the Federal government any consulting fees, salaries, or travel expenses (unless on leave without pay) from any Federal funds provided under this Agreement except where specifically authorized by statute.
     Section 5.6. Dividends.
     Borrower will not make any distributions to its stockholders as dividends or as other payments of profit, surplus or reserves, or of capital; provided, however, (i) that Borrower shall be permitted to make such distributions in an amount no greater than 50% of cumulative net income from the date hereof provided that such distributions do not exceed 50% of Borrower’s available cash, and (ii) nothing in this Section 5.6 shall prohibit Borrower from making such distributions with respect to full proceeds received by Borrower from issuance of Borrower’s capital stock or capital contributions. Borrower will not make any payment on loans made to it, or for its benefit, by its stockholders, parent or any other company controlled by its parent prior to the date of this Agreement.
     Section 5.7. Merger, Acquisition, or Sale of Assets.
     Borrower will not consolidate, merge with, transfer, permit or take any action to facilitate the transfer of substantially all of its assets (except for intra company transactions (mergers, consolidations or transfers in which the survivor is Borrower or an Affiliate of Borrower’s parent) among Borrower and Affiliates in which the survivor or transferee assumes the Indebtedness and transactions pursuant to, and under the terms of, a consent of Administrator), or control of itself or use any funds generated in the operation of the Business to purchase any assets or stock of any corporation, firm, association or enterprise or otherwise invest in any assets not related to Business, or sell, lease or otherwise transfer any of its assets except in the ordinary course of its business. Borrower shall not approve, permit or consent to the sale or transfer of its stock if such sale or transfer would result in a Change in Control of Borrower.
     Section 5.8. Encumbrances.
     Borrower shall not place, create, incur, assume or permit to exist any mortgage, pledge, lien or encumbrance on the Mortgaged Properties superior to the lien created by the Deed of Trust; provided that (a) Borrower may create, grant or permit purchase money security interests in connection with its purchases of equipment, and (b) as long as no enforcement, collection, levy or foreclosure proceeding shall have been commenced, liens imposed by law such as materialmen’s, mechanics, carriers’, workmen’s and repairmen’s liens and other similar liens arising in the ordinary course of business securing obligations that are not overdue for a period of more than 30 days shall be permitted.
     Section 5.9. Discontinuance or Abandonment of Business.
     Borrower shall not, except when a transaction permitted by Sections 5.7 or 7.3 of this Agreement gives rise to a discontinuance or abandonment by Borrower or during periods of force majeure, discontinue or abandon its entire business or any substantial part of its business which would adversely affect its ability to perform its obligations under the Indebtedness.
     Section 5.10. Abandonment of Rail Line.
     Borrower shall not abandon or file an application with the Surface Transportation Board for the abandonment of the Rail Line, except with the prior written consent of Administrator.
ARTICLE VI
EVENTS OF DEFAULT AND REMEDIES
     Section 6.1. Events of Default.
     The following shall be Events of Default:
          (a) A failure to pay any interest or principal of the Note(s) after the same becomes due and payable; provided, however, that if once during a twelve (12) month period Borrower makes such payment within five (5) days after the same becomes due and payable, no Event of Default with respect to such payment shall have occurred.
          (b) Borrower’s breach in the due observance or performance of any covenant or condition contained in Section 5.7, 5.9, 5.10.
          (c) Borrower’s breach in the due observance or performance of any other covenant or condition contained in this Agreement to be kept or performed by Borrower if such breach shall continue uncured by Borrower for a period of thirty (30) days following Borrower’s receipt of notice thereof or knowledge by an officer of Borrower or an event of default pursuant the Deed of Trust, provided that if such breach or event of default does not have a material adverse effect on the Business or Borrower’s assets and if Borrower shall have commenced and is diligently pursuing a cure of any such breach or event of default, Borrower shall have up to an additional period not in excess of one hundred eighty (180) days to complete such cure.
          (d) Any representation or warranty made by Borrower herein proving to be untrue or incomplete in any material respect as of the date hereof, or any statement, certificate or information furnished by or on behalf of Borrower hereunder proving to be untrue or incomplete in any material respect, as of the date on which the matters therein set forth were stated or certified.
          (e) Borrower’s: (i) making a general assignment for the benefit of creditors, or (ii) applying for or consenting to the appointment of a receiver, trustee or liquidator of all or a substantial part of its assets, or (iii) being adjudicated a bankrupt or insolvent, or (iv) filing a voluntary petition in bankruptcy or filing a petition or answer seeking reorganization or an arrangement with creditors who are seeking to take advantage of any other law (whether Federal or state) relating to relief of debtors, or admitting by answer (by default or otherwise) the material allegations of a petition filed against it in any bankruptcy, reorganization, arrangement, insolvency or other proceeding (whether Federal or state) relating to relief of debtors, or (v) suffering or permitting to continue unstayed and in effect for sixty (60) days or more any judgment, decree or order, entered by a court of competent jurisdiction, which approved a petition seeking reorganization of Borrower or appoints a receiver, trustee or liquidator of all or a substantial part of its assets.
          (f) The occurrence of any default or event of default under any term, condition or covenant of any bond, note, debenture, guaranty, trust agreement, mortgage or similar instrument to which Borrower is a party or by which Borrower is bound (a “Debt Instrument”) if the outstanding indebtedness or obligations of Borrower under such Debt Instrument (i) exceeds $1,000,000 in aggregate principal amount and (ii) such indebtedness or obligations is declared to be due and payable by reason of such default or event of default prior to the date on which such indebtedness or obligations would otherwise become due and payable.
          (g) Failure by Mexrail to perform or observe any covenant or agreement under the Guaranty, or a misrepresentation by Mexrail under the Guaranty.
     Section 6.2. Remedies.
          (a) Upon the occurrence of an Event of Default specified in Section 6.1(a), (c), (d), (f) or (g) hereof, Administrator may send a written demand to Borrower which may, in addition to invoking any other remedy available to Administrator: (1) require an immediate payment to Administrator by Borrower, of any amount specified by Administrator not to exceed in the aggregate that would be paid if Borrower immediately repaid the Indebtedness in full; and/or (2) suspend or terminate any further borrowing of funds hereunder.
          (b) Upon the occurrence of an Event of Default specified in Section 6.1(b) or (e) hereof, Borrower shall immediately pay to Administrator the Indebtedness in full, and further borrowing of funds by Borrower hereunder shall immediately be terminated;

          (c) Upon the occurrence of any Event of Default specified in Section 6.1 hereof, if Borrower shall fail to make such payment as is required pursuant to subsection 6.2(a) or (b) hereof, Administrator may exercise all rights and remedies of Administrator, whether specified herein or provided for or inherent in law or equity, which shall not be exclusive and shall be cumulative, including enforcement through an order for specific performance of each of Borrower’s obligations underlying any Event of Default, and Borrower agrees not to contest the applicability of specific performance as a remedy, notwithstanding that an action at law for damages may be available.
          (d) Borrower shall be liable for all Lender’s legally assessed or reasonably incurred expenses of its counsel and court costs in connection with any proceeding brought to enforce payment or performance under the Indebtedness and Borrower shall promptly pay such charge upon the request of Administrator.
          (e) Administrator shall be entitled to any remedy specified in Exhibit B, which remedy will not in any manner limit the remedies otherwise available to Administrator hereunder.
ARTICLE VII
MISCELLANEOUS PROVISIONS
     Section 7.1. Incorporation of Exhibits, Schedules and Documents.
     All references herein to this Agreement shall be deemed also to refer to the exhibits and schedules attached hereto and be a part hereof as if the provisions thereof had been set forth in their entirety herein.
     Section 7.2. Entire Agreement.
     This Agreement embodies the entire agreement and understanding between Borrower and Administrator and supersedes all prior agreements and understandings relative to the subject matter hereof.
     Section 7.3. Parties Bound; Right to Assign.
     All the terms and conditions of this Agreement shall be binding upon, inure to the benefit of, and be enforceable by and against, each of the parties hereto and their legal representatives and assigns (including subsequent Holders) to the extent of their respective interests and obligations hereunder; provided, however, that this Agreement may not be transferred or assigned by Borrower without the prior written consent of Administrator which, in the case of a consolidation, merger or transfer of assets permitted pursuant to Section 5.7 hereof, such assignment will be pursuant to, and under the terms of, such consent of Administrator.

     Section 7.4. Table of Contents and Headings.
     The table of contents and headings of the articles and sections of this Agreement are inserted for convenience only and shall not be deemed to constitute a part hereof or in any manner limit or define the terms of this Agreement.
     Section 7.5. Notices; Action to be Taken.
     Any notice required or submitted hereunder shall be deemed given if delivered in person or mailed by registered or certified mail, return receipt requested and postage prepaid, to the following addresses of the parties hereto or at such addresses as either Borrower or Administrator shall from time to time designate by written notice:

Borrower:	Texas Mexican Railway Company
427 West 12th Street
Kansas City, MO 64105
Attn: Senior Vice President and General Counsel

Administrator:	Federal Railroad Administration
400 Seventh Street, S.W.
Washington, D.C. 20590
Attn: Associate Administrator for Railroad Development

with a copy to the Chief Counsel
at the same address as above
     All notices mailed shall be deemed given on the date received at the office of the party to whom notice is to be given as evidenced by a personal delivery receipt or the registered or certified mail return receipt.
     Section 7.6. Release of Information.
     Administrator shall not disclose any Confidential Information (as defined below) to any person without the consent of the Borrower, other than (a) to Administrator’s officers, directors, employees, agents and advisors and to actual or prospective assignees and then only on a confidential basis, (b) as required by any law (including the Freedom of Information Act (FOIA) (5 U.S.C. 552)), rule or regulation or judicial process, and (c) as requested or required by any state, Federal or foreign authority or examiner regulating Administrator. “Confidential Information” means any information that Borrower furnishes to Administrator, but does not include any such information that is or becomes generally available to the public. For purposes of the FOIA, confidential shall have the meaning applied through FOIA exception 4 (5 U.S.C. 552(b)(4)).
     Section 7.7. No Waiver by Administrator or Holder.
     No course of dealing on the part of Administrator, nor any failure or delay by Administrator with respect to exercising any right, power, or privilege under the Indebtedness shall operate as a waiver thereof, or of any other right, power or privilege, nor shall

Administrator’s failure to exercise any rights granted in the Indebtedness in the event of breach or default by Borrower, or Administrator’s exercise of any single or partial exercise of any such right, power or privilege hereunder, operate as a waiver thereof, or of any other right, power or privilege.
     Section 7.8. Governing Law.
     This Agreement has been executed and delivered in the District of Columbia and shall be construed in accordance with and governed by Federal law where applicable and otherwise by the laws of the District of Columbia.
     Section 7.9. Indemnification.
          (a) Borrower shall promptly upon demand indemnify and hold the United States harmless from and against any claim, demand, cause of action, damage, liability, cost or expense (including reasonable attorneys’ fees and court costs) incurred by the United States and arising out of, or in any way resulting from this Agreement, the Project, or the Indebtedness, including, but not limited to, the use, operation or condition of any equipment or facilities to which the proceeds of financial assistance have been applied hereunder (except if the claim, demand, cause of action, damage, liability, cost or expense is asserted against the United States in its governmental capacity or results from the willful act or negligence of the United States).
          (b) The provisions of this section shall survive the issuance, execution, delivery and termination of the other provisions of the Indebtedness.
     Section 7.10. Representatives.
     References to Administrator or the Comptroller General of the United States include their subordinates, employees, agents and servants. Administrator and the Officers and directors of Borrower act hereunder in their official and not personal capacities.
     Section 7.11. Counterparts.
     This Agreement and any amendments, waivers, consents or supplements hereto or in connection herewith, may be executed in any number of counterparts. All such counterparts shall be deemed to be originals and shall constitute but one and the same instrument.
     Section 7.12. Severability.
     If any provision of this Agreement shall be invalid, illegal, or unenforceable, the validity, legality, or enforceability of the remaining provisions shall not be affected or impaired in any way thereby. A provision held to be unenforceable as applied to any party or circumstance remains applicable to other parties and circumstances.
     Section 7.13. Amendments and Waivers.
     No amendment, modification, termination or waiver of any provision of this Agreement shall in any event be effective without the written consent of the parties hereto.

     Section 7.14. No Third Party Rights.
     The parties hereby agree that this Agreement creates no third party rights against the United States or Administrator, solely by virtue of the Indebtedness and that no third party creditor or creditors of the Borrower shall have any right against Administrator with respect to the Indebtedness made pursuant to this Agreement.
     Section 7.15. Remedies Not Exclusive.
     No remedy conferred herein or reserved to Lender is intended to be exclusive of any other available remedy or remedies, but each and every such remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first entered above.

ATTEST:	FEDERAL RAILROAD ADMINISTRATOR

UNREADABLE
By:
Name: JOSEPH H. BOARDMAN
Title: Administrator of the Federal Railroad Administration

ATTEST:	TEXAS MEXICAN RAILWAY COMPANY

JAMES D. STANDEN
By: /s/ Ronald G. Russ
Name: Ronald G. Russ
Title: Vice President and
Chief Financial Officer
Date: June 30, 2005

EXHIBIT B

LOAN AMOUNT:	$50,000,000

PURPOSE OF LOAN:	The loan proceeds will be expended to upgrade Borrower’s main line track and to refinance a bridge loan incurred in connection with the first portion of that work; to build two new sidings, to extend an existing siding and to rehabilitate Borrower’s yards.

PROJECT DESCRIPTION
1.	Debt Refinancing: Refinancing of bridge loan from The Kansas City Southern Railway Company to Borrower for payment of expenses incurred for emergency portions of the main line rehabilitation work evidenced by receipts provided to the Federal Railroad Administration on March 16, 2004.

2.	Tie Replacement & Surfacing: Purchase and installation of approximately 75,000 new ties and surfacing distributed over 145 miles of main line. The tie replacement includes 73,580 9-ft ties and 1,420 10-ft ties. The surfacing includes 87,600 tons of ballast.

3.	Rail Replacement: Purchase and installation of approximately 46 track miles of 115, 133, and 136 lb. rail, complete with tie plates, anchors, welds, and spikes.

Rail Upgrade		Rail	Rail
	Track Miles	Unit Cost	Total Cost
SH 115# Rail	7.1	$530.50/TN	$764,003
New 136# Rail	15.7	$758/TN	$2,844,498
New 133# Rail	15.5	$760/TN	$2,757,450
SH Relay 115# or >	7.7	$630/TN	$1,109,331
ALLOWABLE COSTS SUMMARY
SEE ATTACHED COST ESTIMATE – EXHIBIT “X”
CHANGE PROCEDURES
A projected cost variance of 10% or more after bids will require Borrower to notify Lender within 30 days.
WORK SCHEDULED    COMPLETION DATES     DATE OF FUNDING
SEE ATTACHED CASH FLOW SPREADSHEET – EXHIBIT “Y”
The anticipated funding date will follow the cash flow schedule by 30 days.
CHANGE PROCEDURES
A schedule work variance of 60 days or more will require the Borrower notify Lender in a timely fashion.

BUDGET OF EXPENDITURES THROUGH COMPLETION

1.	Debt Refinancing		$10,000,000
2.	Tie Replacement & Surfacing
	Tie Replacement Labor	$1,237,501
	Surfacing	$672,188
	Ballast	$2,233,800
	Material (not including ballast)	$2,604,935
	sub-total		$6,748,424
3.	Rail Replacement
	Rail Relay Labor	$4,935,479
	Welds	$2,472,087
	Material	$13,334,240
	sub-total		$20,741,806
4.	Road Crossing Rehab.		$659,800
5.	Corpus Christi Yard		$911,302
6.	Laredo Yard		$1,741,324
7.	Siding Construction
	New Agua Dulce Siding	$955,290
	New Benevidas Siding	$1,345,775
	Killiam Siding Extension	$461,193
	Sub-total		$2,762,259
8.	Mobilization		$460,000
9.	Contractor Fee		$5,580,000
10.	Track Material Salvage		($2,760,300)
11.	Bridges		$1,400,000
12.	Road Crossing Elimination		$200,000
13.	Flagging		$643,500
14.	Work Train		$66,000
15.	Brandt Truck		$629,000
16.	Track Equipment		$509,000
17.	KCS Labor/Supervision		$100,000
	Contingency (5%)		$2,019,606
	Design & Construction Services		$2,000,000
	TOTAL		$54,411,718

MAINTENANCE STANDARDS AFTER PROJECT COMPLETION
1.	Debt Refinancing – see below

2.	Tie & Surfacing — will replace ties as needed and continue year round track maintenance to ensure that the track remains at the level to which it was rehabilitated.

3.	Rail Replacement — will replace rail as needed and continue year round track maintenance to ensure that the track remains at the level to which it was rehabilitated.